EXHIBIT 16.1

January 22, 2009

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549

Re:	File No: 000-52643 Protech Global Holdings Corp

Commissioners:

We have read the statements made by Protech Global Holdings Corp. (f/k/a SFH I Acquisition Corp.) which was filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated January 22, 2009. We agree with the statements made under Item 4.01 concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made in the filing.

Very truly yours,

/s/ Sherb & Co.,LLP
Sherb & Co., LLP